Exhibit 99.1

Great American Group® Names Chief Accounting Officer

Woodland Hills, Calif., (December 10, 2009) – Great American Group, Inc. (OTCBB: GAMR) (“Great American Group” or the “Company”), a leading provider of asset disposition, valuation and appraisal services, today announced the appointment of Howard Weitzman as Senior Vice President and Chief Accounting Officer.

“We are very excited to welcome Howard aboard,” said Paul Erickson, Chief Financial Officer of Great American Group. “With more than 23 years of public accounting and finance experience, he will be a great asset to our financial reporting team, serving as our principal accounting officer and heading our reporting, internal controls and regulatory compliance efforts. He has been a tremendous resource as a consultant during our transition to a public company, and we are delighted to have him join the staff of Great American.”

Mr. Weitzman worked as a consultant to the Company since April 2009, in connection with the Company’s transaction with Alternative Asset Management Acquisition Corp. From November 2008 to April 2009, he consulted clients on their financial reporting, internal controls and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. From December 2006 to October 2008, Mr. Weitzman was Senior Manager in the SEC Services Group in the audit practice of Moss Adams LLP and managed audits of public and private companies in the retail, manufacturing, high technology and financial services industries. Mr. Weitzman also spent 12 years in public accounting at two “Big 4” accounting firms, most recently from 2003 to 2005 as a Senior Manager in the financial services audit practice of Deloitte & Touche LLP. From 1994 to 2003, Mr. Weitzman was employed in various senior financial management positions by Banner Holdings Inc., a diversified consumer finance services company, serving as Chief Financial Officer of Central Financial Acceptance Corporation and Controller and Principal Accounting Officer of Central Rents Inc. Mr. Weitzman received a B.S. in Accounting from California State University, Northridge and is a California licensed Certified Public Accountant.

About Great American Group, Inc.

Great American Group is a leading provider of asset disposition solutions and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Headquartered in Woodland Hills, Calif., the Company has offices in Atlanta, Boston, Chicago, Los Angeles and New York. For more information, please visit www.greatamerican.com.

Investor Contacts:

Great American Group

Paul Erickson, CFO

818-884-3737

Addo Communications

Andrew Blazier

310-829-5400

andrewb@addocommunications.com

or

Press Contact:

Great American Group

Laura Wayman

847-444-1400 ext. 312

lwayman@greatamerican.com

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